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Exhibit 16.1


Grant Thornton Letterhead


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


January 23, 2004

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated January 23, 2004 of HydroFlo, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

/s/ Grant Thornton LLP

Grant Thornton LLP

Cc:  Mr. Dennis Mast, HydroFlo, Inc.